Exhibit 10.2

[DEALER]1

[__], 2026

To: PBF Holding Company LLC

PBF Finance Corporation

One Sylvan Way

Second Floor

Parsippany, NJ 07054

Attention: General Counsel

Re: [Base][Additional] Call Option Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the call option transaction entered into between [DEALER] (“Dealer”) and each of PBF Holding Company LLC and PBF Finance Corporation, acting jointly and severally (together, “Counterparty”) as of the Trade Date specified below (the “Transaction”). PBF Energy Inc. (“Parent”) is also a party to this Confirmation in its limited capacity as set forth herein. This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. Each party further agrees that this Confirmation together with such ISDA Master Agreement evidence a complete binding agreement between Counterparty and Dealer as to the subject matter and terms of the Transaction to which this Confirmation relates, and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein are based on terms that are defined in the Offering Memorandum dated [__], 2026 (the “Offering Memorandum”) relating to the [__]% Exchangeable Senior Notes due 2032 (as originally issued by Counterparty, the “Exchangeable Notes” and each USD 1,000 principal amount of Exchangeable Notes, an “Exchangeable Note”) issued by Counterparty in an aggregate initial principal amount of USD [500,000,000] (as increased by [up to]2 an aggregate principal amount of USD [50,000,000] [if and to the extent that]3[pursuant to the exercise by]4 the Initial Purchasers (as defined herein) [exercise]5[of]6 their option to purchase additional Exchangeable Notes pursuant to the Purchase Agreement (as defined herein)) pursuant to an Indenture [to be]7 dated [__], 2026 among Counterparty, Parent, the guarantors from time to time party thereto and U.S. Bank Trust Company, National Association, as trustee (the “Indenture”). In the event of any inconsistency between the terms defined in the Offering Memorandum, the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture which are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein will conform to the descriptions thereof in the Offering Memorandum. If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Offering Memorandum, the descriptions thereof in the Offering Memorandum will govern for purposes of this Confirmation. The parties further acknowledge that the Indenture section numbers used herein are based on the [draft of the Indenture last reviewed by Dealer as of the date of this Confirmation, and if any such section numbers are changed in the Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties]8[Indenture as executed]9. Subject to the foregoing, references to the Indenture herein are references to the Indenture as in effect on the date of its execution, and if the Indenture is amended or supplemented following such

[1]	[NTD: Include Dealer name, address and, if applicable, logo.]
[2]	Include in the Base Call Option Confirmation.
[3]	Include in the Base Call Option Confirmation.
[4]	Include in the Additional Call Option Confirmation.
[5]	Include in the Base Call Option Confirmation.
[6]	Include in the Additional Call Option Confirmation.
[7]	Insert if Indenture is not completed at the time of the Confirmation.
[8]	Include in the Base Call Option Confirmation. Include in the Additional Call Option Confirmation if it is executed before closing of the base deal.
[9]	Include in the Additional Call Option Confirmation, but only if the Additional Call Option Confirmation is executed after closing of the base deal.

date (other than any amendment or supplement (x) pursuant to Section [10.01(j)]1011 of the Indenture that, as determined by the Calculation Agent, conforms the Indenture to the description of Exchangeable Notes in the Offering Memorandum or (y) pursuant to Section [14.07]12 of the Indenture, subject, in the case of this clause (y), to the second paragraph under “Method of Adjustment” in Section 3), any such amendment or supplement will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed an agreement in such form on the Trade Date, but without any Schedule except for (i) the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine); (ii) in respect of Section 5(a)(vi) of the Agreement, the election that the “Cross Default” provisions shall apply to Dealer with (a) a “Threshold Amount” with respect to Dealer of three percent of the shareholders’ equity of [Dealer][[Dealer Parent] (“Dealer Parent”)] as of the Trade Date, (b) the deletion of the phrase “, or becoming capable at such time of being declared,” from clause (1) and (c) the following language added to the end thereof: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature, (y) funds were available to enable the party to make the payment when due and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”; (iii) the modification that the term “Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of a party’s banking business; and (iv) the modification that following the payment of the Premium, the condition precedent in Section 2(a)(iii) of the Agreement with respect to Events of Default or Potential Events of Default shall not apply to a payment or delivery owing by Dealer to Counterparty. In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms.

Trade Date:	[__], 2026

Effective Date:	The closing date of the [initial][13] issuance of the Exchangeable Notes [issued pursuant to the option to purchase additional Exchangeable Notes exercised on the date hereof][14]

Option Style:	“Modified American”, as described under “Procedures for Exercise” below

Option Type:	Call

Buyer:	Counterparty

[10]	[NTD: Indenture cross references and related definitions subject to review.]
[11]	Include cross-reference to Indenture section permitting amendments without holder consent to conform the Indenture to the Description of Notes.
[12]	Include cross-reference to Indenture section relating to Specified Corporate Events.
[13]	Include in the Base Call Option Confirmation.
[14]	Include in the Additional Call Option Confirmation.

Seller:	Dealer

Issuer:	Parent

Shares:	The Class A common stock of Parent, par value USD 0.001 per share (Exchange symbol “PBF”).

Number of Options:	[_______][15]. For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised by Counterparty. In no event will the Number of Options be less than zero.

Applicable Percentage:	[__]%

Option Entitlement:	A number equal to the product of the Applicable Percentage and [______][16].

Strike Price:	USD [______]

Cap Price:	USD [______]

Premium:	USD [______]

Premium Payment Date:	The Effective Date

Exchange:	The New York Stock Exchange

Related Exchange(s):	All Exchanges

Excluded Provisions:	Section [14.04(i)][17] and Section [14.03][18] of the Indenture.

Procedures for Exercise.

Exchange Date:	With respect to any exchange of an Exchangeable Note (other than (x) any exchange of Exchangeable Notes with an Exchange Date occurring prior to the Free Exchangeability Date or (y) any exchange of an Exchangeable Note in respect of which the “Holder” (as such term is defined in the Indenture) of such Exchangeable Note would be entitled to an increase in the Exchange Rate pursuant to Section [14.03][19] of the Indenture (any such exchange described in clause (x) or clause (y), an “Early Exchange”), to which the provisions of Section 9(i)(i) of this Confirmation shall apply), the date on which the “Holder” (as such term is defined in the Indenture) of such Exchangeable Note satisfies all of the requirements for exchange thereof as set forth in Section [14.02(b)] [20] of the Indenture); provided that no Exchange Date shall be deemed to have occurred with respect to Exchanged Securities.

[15]

For the Base Call Option Confirmation, this is equal to the number of Exchangeable Notes in principal amount of $1,000 initially issued on the closing date for the Exchangeable Notes. For the Additional Call Option Confirmation, this is equal to the number of additional Exchangeable Notes in principal amount of $1,000.

[16]	Insert the initial Exchange Rate for the Exchangeable Notes.
[17]	Include cross-reference to section(s) of the Indenture containing discretionary adjustments to the Exchange Rate by Counterparty.
[18]	Include cross-reference to Indenture section(s) dealing with make-whole adjustments to the Exchange Rate.
[19]	Include cross-reference to Indenture section(s) dealing with make-whole adjustments to the Exchange Rate.
[20]	Include cross-reference to section(s) of the Indenture setting forth the requirements for exchange of the Exchangeable Notes.

Free Exchangeability Date:	October 15, 2031

Exchanged Securities:	With respect to any Exchange Date, any Exchangeable Notes with respect to which Counterparty makes the election described in Section [14.02(j)][21] of the Indenture and the financial institution designated by Counterparty accepts such Exchangeable Notes in accordance with Section [14.02(j)] of the Indenture, as long as Counterparty does not submit a Notice of Exercise in respect thereof.

Expiration Time:	The Valuation Time

Expiration Date:	January 15, 2032, subject to earlier exercise.

Multiple Exercise:	Applicable, as described under “Automatic Exercise” and “Automatic Exercise of Remaining Repurchase Options After Free Exchangeability Date” below.

Automatic Exercise:	Notwithstanding Section 3.4 of the Equity Definitions, on each Exchange Date occurring on or after the Free Exchangeability Date, in respect of which a “Notice of Exchange” (as defined in the Indenture) that is effective as to Counterparty has been delivered by the relevant exchanging “Holder”, a number of Options equal to [(i)] the number of Exchangeable Notes in denominations of USD 1,000 as to which such Exchange Date has occurred [minus (ii) the number of Options that are or are deemed to be automatically exercised on such Exchange Date under the Base Call Option Transaction Confirmation letter agreement dated [_______], 2026 between Dealer and Counterparty (the “Base Call Option Confirmation”),][22] shall be deemed to be automatically exercised; provided that such Options shall be exercised or deemed exercised only if Counterparty has provided a Notice of Exercise to Dealer in accordance with “Notice of Exercise” below.

Notwithstanding the foregoing, in no event shall the number of Options that are exercised or deemed exercised hereunder exceed the Number of Options.

[21]	Include cross-reference to exchange in lieu provision.
[22]	Include for Additional Call Option Confirmation only.

Automatic Exercise of Remaining
Repurchase Options After
Free Exchangeability Date:	Notwithstanding anything herein or in Section 3.4 of the Equity Definitions to the contrary, unless Counterparty notifies Dealer in writing prior to 5:00 p.m. (New York City time) on the Expiration Date that it does not wish Automatic Exercise to occur, a number of Options equal to the lesser of (a) the Number of Options (after giving effect to the provisions opposite the caption “Automatic Exercise” above) as of 5:00 p.m. (New York City time) on the Expiration Date and (b) the Remaining Repurchase Options [minus the number of Remaining Options (as defined in the Base Call Option Transaction Confirmation)][23] (such lesser number, the “Remaining Options”) will be deemed to be automatically exercised as if (i) a number of Exchangeable Notes (in denominations of USD 1,000 principal amount) equal to such number of Remaining Options were exchanged with an “Exchange Date” (as defined in the Indenture) occurring on or after the Free Exchangeability Date and (ii) the Relevant Settlement Method applied to such Exchangeable Notes; provided that no such automatic exercise pursuant to this paragraph will occur if the Relevant Price for each Valid Day during the Settlement Averaging Period is less than or equal to the Strike Price. “Remaining Repurchase Options” shall mean the excess of (I) the aggregate number of Exchangeable Notes (in denominations of USD 1,000 principal amount) that were subject to Repayment Events described in clause (y) of Section 9(i)(iv) (“Repurchase Events”) during the term of the Transaction over (II) the aggregate number of Repayment Options (as defined below) that were terminated hereunder relating to Repurchase Events during the term of the Transaction [and the number of Repayment Options (as defined in the Base Call Option Transaction Confirmation) terminated under the Base Call Option Transaction Confirmation relating to Repurchase Events (as defined therein) during the term of the “Transaction” under the Base Call Option Transaction Confirmation][24].

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions or under “Automatic Exercise” above, but subject to “Automatic Exercise of Remaining Repurchase Options After Free Exchangeability Date” above, in order to exercise any Options relating to Exchangeable Notes with an Exchange Date occurring on or after the Free Exchangeability Date, Counterparty must notify Dealer in writing (which, for the avoidance of doubt, may be by email) before 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the Expiration Date specifying the number of such Options; provided that, notwithstanding the foregoing, such notice (and the related exercise of Options hereunder) shall be effective if given after the applicable notice deadline specified above but prior to 5:00 P.M., New York City time, on the fifth Exchange Business Day following such notice deadline, in which event the Calculation Agent shall have the right to adjust Dealer’s delivery obligation

[23]	Insert for Additional Call Option Confirmation only.
[24]	Insert for Additional Call Option Confirmation only.

hereunder and the Settlement Date in a commercially reasonable manner, with respect to the exercise of such Options, as appropriate to reflect the additional commercially reasonable costs (including, but not limited to, losses as a result of hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities, with such adjustments made assuming that Dealer maintains commercially reasonable hedge positions (including the unwinding of any hedge position), solely resulting from Dealer not having received such notice prior to such notice deadline (it being understood that the adjusted delivery obligation described in the preceding proviso can never be less than zero and can never require any payment by Counterparty); provided, further that if the Relevant Settlement Method for such Options is (x) Cash Settlement or (y) Combination Settlement, Dealer shall have received a separate notice (the “Notice of Final Settlement Method”) (which, for the avoidance of doubt, may be by email) in respect of all such Exchangeable Notes before 5:00 p.m. (New York City time) on the Free Exchangeability Date specifying (1) the Relevant Settlement Method for such Options, and (2) if the settlement method for the related Exchangeable Notes is not Settlement in Cash (as defined below), the fixed amount of cash per Exchangeable Note that Counterparty has elected to deliver to “Holders” (as such term is defined in the Indenture) of the related Exchangeable Notes (the “Specified Cash Amount”). Notwithstanding anything to the contrary herein, if Counterparty does not timely deliver the Notice of Final Settlement Method, then the Notice of Final Settlement Method shall be deemed timely given and the Relevant Settlement Method specified therein shall be deemed to be Net Share Settlement and it shall be deemed that the settlement method for the related Exchangeable Notes is a combination of cash and shares with a Specified Cash Amount of USD 1,000. Each of Counterparty and Issuer acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act (as defined below) and the rules and regulations thereunder, in respect of any election of a settlement method with respect to the Exchangeable Notes.

Valuation Time:	At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its commercially reasonable discretion.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:

“‘Market Disruption Event’ means, with respect to any date (i) a failure by the Relevant Stock Exchange to open for trading during its regular trading session on such date; or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Valid Day for the Shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Relevant Stock Exchange or otherwise) in the Shares or in any options contracts or futures contracts relating to the Shares.”

“Relevant Stock Exchange” means the Exchange or, if the Shares are not then listed on the Exchange, the principal other Designated Exchange on which the Shares are then listed.

“Designated Exchange” means the Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors).

Settlement Terms.

Settlement Method: For any Option, Net Share Settlement; provided that if the Relevant Settlement Method set forth below for such Option is not Net Share Settlement, then the Settlement Method for such Option shall be such Relevant Settlement Method, but only if Counterparty shall have notified Dealer of the Relevant Settlement Method in the Notice of Final Settlement Method for such Option.

Relevant Settlement Method:	In respect of any Option:

(i) if Counterparty has elected, or is deemed to have elected, to settle its exchange obligations in respect of the related Exchangeable Note in a combination of cash and Shares pursuant to Section [14.02(a)(iii)(B)][25] of the Indenture with a Specified Cash Amount equal to USD 1,000, then the Relevant Settlement Method for such Option shall be Net Share Settlement;

(ii) if Counterparty has elected to settle its exchange obligations in respect of the related Exchangeable Note in a combination of cash and Shares pursuant to Section [14.02(a)(iii)(B))] [26] of the Indenture with a Specified Cash Amount greater than USD 1,000, then the Relevant Settlement Method for such Option shall be Combination Settlement; and

(iii) if Counterparty has elected to settle its exchange obligations in respect of the related Exchangeable Note entirely in cash pursuant to Section [14.02(a)(iii)(A)] [27] of the Indenture (such settlement method, “Settlement in Cash”), then the Relevant Settlement Method for such Option shall be Cash Settlement.

[25]	Include cross-reference to section of the Indenture containing provisions for combination settlement.
[26]	Include cross-reference to section of the Indenture containing provisions for combination settlement.
[27]	Include cross-reference to section of the Indenture containing provisions for cash settlement.

Net Share Settlement:	If Net Share Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will deliver to Counterparty, on the relevant Settlement Date for each such Option, a number of Shares (the “Net Share Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for each such Option, of (i) (a) the Daily Option Value for such Valid Day, divided by (b) the Relevant Price on such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period; provided that in no event shall the Net Share Settlement Amount for any Option exceed a number of Shares equal to the Applicable Limit for such Option divided by the Applicable Limit Price on the Settlement Date for such Option.

Dealer will pay cash in lieu of delivering any fractional Shares to be delivered with respect to any Net Share Settlement Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Combination Settlement:	If Combination Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will pay or deliver, as the case may be, to Counterparty, on the relevant Settlement Date for each such Option:

(i) cash (the “Combination Settlement Cash Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (A) an amount (the “Daily Combination Settlement Cash Amount”) equal to the lesser of (1) the product of (x) the Applicable Percentage and (y) the Specified Cash Amount minus USD 1,000 and (2) the Daily Option Value, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in clause (A) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Cash Amount for such Valid Day shall be deemed to be zero; and

(ii)  Shares (the “Combination Settlement Share Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of a number of Shares for such Valid Day (the “Daily Combination Settlement Share Amount”) equal to (A) (1) the Daily Option Value on such Valid Day minus the Daily Combination Settlement Cash Amount for such Valid Day, divided by (2) the Relevant Price on such Valid Day, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in sub-clause (A)(1) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Share Amount for such Valid Day shall be deemed to be zero;

provided that in no event shall the sum of (x) the Combination Settlement Cash Amount for any Option and (y) the Combination Settlement Share Amount for such Option multiplied by the Applicable Limit Price on the Settlement Date for such Option, exceed the Applicable Limit for such Option.

Dealer will pay cash in lieu of delivering any fractional Shares to be delivered with respect to any Combination Settlement Share Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Cash Settlement:	If Cash Settlement is applicable to any Option exercised or deemed exercised hereunder, in lieu of Section 8.1 of the Equity Definitions, Dealer will pay to Counterparty, on the relevant Settlement Date for each such Option, an amount of cash (the “Cash Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (i) the Daily Option Value for such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period; provided that in no event shall the Cash Settlement Amount for any Option exceed the Applicable Limit for such Option.

Daily Option Value:	For any Valid Day, an amount equal to (i) the Option Entitlement on such Valid Day, multiplied by (ii) (A) the lesser of the Relevant Price on such Valid Day and the Cap Price, less (B) the Strike Price on such Valid Day; provided that if the calculation contained in clause (ii) above results in a negative number, the Daily Option Value for such Valid Day shall be deemed to be zero. In no event will the Daily Option Value be less than zero.

Applicable Limit:	For any Option, an amount of cash equal to the Applicable Percentage multiplied by the excess of (i) the aggregate of (A) the amount of cash paid to the “Holder” (as such term is defined in the Indenture) of the related Exchangeable Note upon exchange of such Exchangeable Note and (B) the number of Shares, if any, delivered to the “Holder” (as such term is defined in the Indenture) of the related Exchangeable Note upon exchange of such Exchangeable Note multiplied by the Applicable Limit Price on the Settlement Date for such Option, over (ii) USD 1,000.

Applicable Limit Price:	On any day, the opening price as displayed under the heading “Op” on Bloomberg page PBF <equity> (or any successor thereto).

Valid Day:	A day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the Relevant Stock Exchange. If the Shares are not so listed or admitted for trading on any Relevant Stock Exchange, “Valid Day” means a Business Day.

Scheduled Valid Day:	A day that is scheduled to be a Valid Day on the Relevant Stock Exchange. If the Shares are not so listed or admitted for trading on a Relevant Stock Exchange, “Scheduled Valid Day” means a Business Day.

Business Day:	Any day other than a Saturday or Sunday, that is not a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Relevant Price:	On any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “PBF <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading at the primary trading session on such Valid Day (or if such volume-weighted average price is unavailable at such time, the market value of one Share on such Valid Day, as determined by the Calculation Agent in a commercially reasonable manner using, if practicable, a volume-weighted average method). The Relevant Price will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

Settlement Averaging Period:	For any Option and regardless of the Settlement Method applicable to such Option, the 30 consecutive Valid Days commencing on, and including, the 31st Scheduled Valid Day immediately prior to the Expiration Date.

Settlement Date:	For any Option, the second Business Day immediately following the final Valid Day of the Settlement Averaging Period for such Option.

Settlement Currency:	USD

Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9 and 9.11 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Settled”. “Share Settled” in relation to any Option means that Net Share Settlement or Combination Settlement is applicable to that Option.

Representation and Agreement:	Notwithstanding anything to the contrary in the Equity Definitions (including, but not limited to, Section 9.11 thereof), the parties acknowledge that (i) any Shares delivered to Counterparty shall be, upon delivery, subject to restrictions and limitations arising from Counterparty’s status as an affiliate of the Issuer under applicable securities laws, (ii) Dealer may deliver any Shares required to be delivered hereunder in certificated form in lieu of delivery through the Clearance System and (iii) any Shares delivered to Counterparty may be “restricted securities” (as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”)).

3. Additional Terms applicable to the Transaction.

Adjustments applicable to the Transaction:

Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in any Dilution Adjustment Provision, that would result in an adjustment under the Indenture to the “Exchange Rate” or the composition of a “Unit of Reference Property” or to any “Last Reported Sale Price,” “Daily VWAP,” “Daily Exchange Value,” “Daily Measurement Value” or “Daily Settlement Amount”(each as defined in the Indenture). For the avoidance of doubt, Dealer shall not have any delivery or payment obligation hereunder, and no adjustment shall be made to the terms of the Transaction, on account of (x) any distribution of cash, property or securities by Counterparty and/or Issuer to holders of the Exchangeable Notes (upon exchange or otherwise) or (y) any other transaction in which holders of the Exchangeable Notes are entitled to participate, in each case, in lieu of an adjustment under the Indenture of the type referred to in the immediately preceding sentence (including, without limitation, pursuant to the third paragraph of Section 14.04(c)][28] of the Indenture or the third paragraph of Section 14.04(d)][29] of the Indenture).

Method of Adjustment:	Calculation Agent Adjustment, which means that, notwithstanding Section 11.2(c) of the Equity Definitions, upon any Potential Adjustment Event, the Calculation Agent shall make a corresponding adjustment to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction in a commercially reasonable manner.

Notwithstanding the foregoing and “Consequences of Merger Events / Tender Offers” below:

(i) if the Calculation Agent in good faith disagrees with any adjustment to the Exchangeable Notes that involves an exercise of discretion by Counterparty, Parent or either of their respective boards of directors (including, without limitation, pursuant to Section [14.05][30] of the Indenture, Section [14.07][31] of the Indenture or any supplemental indenture entered into thereunder or in connection with any proportional adjustment or the determination of the fair value of any securities, property, rights or other assets), then in each such case, the Calculation Agent will, in good faith and in a commercially reasonable manner and, if applicable, consistent with the

[28]

Include cross reference to provision in the Indenture providing for pass-through of Distributed Property, at the same time as it is received by holders of the Shares, in lieu of an Exchange Rate adjustment.

[29]	Include cross reference to provision in the Indenture providing for pass-through of cash, at the same time as it is received by holders of the Shares, in lieu of an Exchange Rate adjustment.
[30]

Include cross-reference to specific paragraph of the section of the Indenture providing for adjustments where a Exchange Rate adjustment occurs during a period over which VWAP, conversion value, settlement amount or closing price is calculated.

[31]	Include cross-reference to Indenture section relating to Specified Corporate Events.

methodology set forth in the Indenture, determine the adjustment to be made to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction; provided that, notwithstanding the foregoing, if any Potential Adjustment Event occurs during the Settlement Averaging Period but no adjustment was made to any Exchangeable Note under the Indenture because the relevant “Holder” (as such term is defined in the Indenture) was deemed to be a record owner of the underlying Shares on the related Exchange Date, then the Calculation Agent shall make a commercially reasonable adjustment, as determined by it, to the terms hereof in order to account for such Potential Adjustment Event;

(ii)  in connection with any Potential Adjustment Event as a result of an event or condition set forth in Section [14.04(b)][32] of the Indenture or Section [14.04(c)][33] of the Indenture where, in either case, the period for determining “Y” (as such term is used in Section [14.04(b)][34] of the Indenture) or “SP0” (as such term is used in Section [14.04(c)][35] of the Indenture), as the case may be, begins before Parent has publicly announced the event or condition giving rise to such Potential Adjustment Event, then the Calculation Agent shall, in good faith and in a commercially reasonable manner, have the right to adjust any variable relevant to the exercise, settlement or payment for the Transaction as appropriate to reflect the costs (including, but not limited to, hedging mismatches and market losses) and commercially reasonable out-of-pocket expenses incurred by Dealer in connection with its hedging activities, with such adjustments made assuming that Dealer maintains commercially reasonable hedge positions, as a result of such event or condition not having been publicly announced prior to the beginning of such period; and

[32]	Include cross-reference to section of the Indenture providing for an adjustment to the Exchange Rate in connection with a below-market rights, options or warrants offering.
[33]	Include cross-reference to section of the Indenture providing for an adjustment to the Exchange Rate in connection with distributions of Distributed Property.
[34]	Include cross-reference to section of the Indenture providing for an adjustment to the Exchange Rate in connection with a below-market rights, options or warrants offering.
[35]	Include cross-reference to section of the Indenture providing for an adjustment to the Exchange Rate in connection with distributions of Distributed Property.

(iii)  if any Potential Adjustment Event is declared and (a) the event or condition giving rise to such Potential Adjustment Event is subsequently amended, modified, cancelled or abandoned, (b) the “Exchange Rate” (as defined in the Indenture) is otherwise not adjusted at the time or in the manner contemplated by the relevant Dilution Adjustment Provision based on such declaration or (c) the “Exchange Rate” (as defined in the Indenture) is adjusted as a result of such Potential Adjustment Event and subsequently re-adjusted (each of clauses (a), (b) and (c), a “Potential Adjustment Event Change”) then, in each case, the Calculation Agent shall, in good faith and in a commercially reasonable manner, have the right to adjust any variable relevant to the exercise, settlement or payment for the Transaction as appropriate to reflect the costs (including, but not limited to, hedging mismatches and market losses) and commercially reasonable out-of-pocket expenses incurred by Dealer in connection with its hedging activities, with such adjustments made assuming that Dealer maintains commercially reasonable hedge positions, as a result of such Potential Adjustment Event Change.

Dilution Adjustment Provisions:	Sections [14.04(a), (b), (c), (d) and (e)][36] and Section [14.05][37] of the Indenture.

Extraordinary Events applicable to the Transaction:

Merger Events:	Applicable; provided that notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in the definition of “Specified Corporate Event” in Section [14.07(a)][38] of the Indenture.

Tender Offers:	Applicable; provided that notwithstanding Section 12.1(d) of the Equity Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in Section [14.04(e)][39] of the Indenture.

Consequences of Merger Events/
Tender Offers:	Notwithstanding Section 12.2 and Section 12.3 of the Equity Definitions, upon the occurrence of a Merger Event or a Tender Offer, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares (in the case of a Merger Event), Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for

[36]	Include cross-reference to specific paragraphs of the section of the Indenture containing anti-dilution adjustments to the Exchange Rate.
[37]

Include cross-reference to specific paragraph of the section of the Indenture providing for adjustments where a Exchange Rate adjustment occurs during a period over which VWAP, conversion value, settlement amount or closing price is calculated.

[38]	Include cross-reference to Indenture section relating to Specified Corporate Events.
[39]	Include cross-reference to the section of the Indenture describing consequences of tender offers.

the Transaction, to the extent an analogous adjustment is required under Section [14.07][40] of the Indenture in respect of such Merger Event or Section [14.04(e)] of the Indenture in respect of such Tender Offer, as the case may be, as determined in good faith and in a commercially reasonable manner by the Calculation Agent by reference to such Section, subject to the second paragraph under “Method of Adjustment”; provided, however, that such adjustment shall be made without regard to any adjustment to the “Exchange Rate” (as defined in the Indenture) pursuant to any Excluded Provision; provided further that if, with respect to a Merger Event or a Tender Offer, (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation or is not organized under the laws of the United States, any State thereof or the District of Columbia or (ii) the Counterparty to the Transaction following such Merger Event or Tender Offer will not be a corporation organized under the laws of the United States, any State thereof or the District of Columbia, then, in either case, Cancellation and Payment (Calculation Agent Determination) may apply at Dealer’s reasonable election; provided further that, for the avoidance of doubt, adjustments shall be made pursuant to the provisions set forth above regardless of whether any Merger Event or Tender Offer gives rise to an Early Exchange.

Consequences of Announcement Events:	Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that, in respect of an Announcement Event, (w) references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event”, (x) the phrase “exercise, settlement, payment or any other terms of the Transaction (including, without limitation, the spread)” shall be replaced with the phrase “Cap Price (provided that in no event shall the Cap Price be less than the Strike Price)”, (y) the phrases “whether within a commercially reasonable (as determined by the Calculation Agent) period of time prior to or after the Announcement Event,” shall be inserted prior to the word “which” in the seventh line, and (z) for the avoidance of doubt, the Calculation Agent shall, in good faith and in a commercially reasonable manner, determine whether the relevant Announcement Event has had an economic effect on the Transaction (including, among other terms, the Strike Price and Cap Price) and, if so, shall adjust the Cap Price accordingly on one or more occasions on or after the date of the Announcement Event up to, and including, the Expiration Date, any Early Termination Date and/or any other date of cancellation, it being understood that (i) any adjustment in respect of an Announcement Event shall take into account any earlier

[40]	Include cross-reference to Indenture section relating to Specified Corporate Events.

adjustment relating to the same Announcement Event and (ii) in making any adjustment (which shall not be duplicative with any other adjustments hereunder) the Calculation Agent shall take into account volatility, liquidity or other commercially reasonable option pricing inputs before and after such Announcement Event. An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable.

Announcement Event:	(i) The public announcement by Issuer, any subsidiary, agent or representative of Issuer or any Valid Third-Party Entity or any subsidiary, agent or representative of any Valid Third-Party Entity (any such person or entity, a “Relevant Party”) of (x) any transaction or event that, if completed, would constitute a Merger Event or Tender Offer, (y) any potential acquisition or disposition by Issuer and/or its subsidiaries where the aggregate consideration exceeds 35% of the market capitalization of Issuer as of the date of such announcement (an “Acquisition Transaction”) or (z) the intention to enter into a Merger Event or Tender Offer or an Acquisition Transaction, (ii) the public announcement by Issuer of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that is reasonably likely to include, a Merger Event or Tender Offer or an Acquisition Transaction (it being understood and agreed that in determining, in a commercially reasonable manner, whether such announcement is reasonably likely to include a Merger Event or Tender Offer or an Acquisition Transaction, the Calculation Agent shall take into consideration whether the relevant announcement has had a material economic effect on the Shares and/or Options on the Shares) or (iii) any subsequent public announcement by a Relevant Party (in the case of a transaction or intention pursuant to clause (i)) or Issuer (in the case of a transaction or intention pursuant to clause (ii)) of a change to a transaction or intention that is the subject of an announcement of the type described in clause (i) or (ii) of this sentence (including, without limitation, a new announcement, whether or not by the same party, relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuation of, such a transaction or intention), as determined by the Calculation Agent. For the avoidance of doubt, the occurrence of an Announcement Event with respect to any transaction or intention shall not preclude the occurrence of a later Announcement Event with respect to such transaction or intention. For purposes of this definition of “Announcement Event,” (A) “Merger Event” shall mean such term as defined under Section 12.1(b) of the Equity Definitions (but, for the avoidance of doubt, the remainder of the definition of “Merger Event” in Section 12.1(b) of the Equity Definitions following the definition of “Reverse Merger” therein shall be disregarded) and (B) “Tender

Offer” shall mean such term as defined under Section 12.1(d) of the Equity Definitions; provided that (1) Section 12.1(d) of the Equity Definitions is hereby amended by (x) replacing “10%” with “25%” in the third line thereof and (y) replacing the words “voting shares of the Issuer” in the fourth line thereof with the word “Shares” and (2) Section 12.1(e) of the Equity Definitions is hereby amended by replacing the words “voting shares” in the first line thereof with the word “Shares”.

Valid Third Party Entity:	In respect of any transaction or event, any third party that has a bona fide intent to enter into or consummate such transaction (it being understood and agreed that in determining, in a commercially reasonable manner, whether such third party has such a bona fide intent, the Calculation Agent shall take into consideration whether the relevant announcement by such party has had a material economic effect on the Shares and/or Options on the Shares).

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position” and (iii) replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption, effectiveness or promulgation of new regulations authorized or mandated by existing statute)”. Notwithstanding anything to the contrary in the Equity Definitions, a Change in Law described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions shall not constitute a Change in Law and instead shall constitute an Increased Cost of Hedging as described in Section 12.9(a)(vi) of the Equity Definitions, and any such determination of a Change in Law shall be consistently applied by the Determining Party across transactions similar to the Transaction and for counterparties similar to Counterparty.

Failure to Deliver:	Applicable

Hedging Disruption:	Applicable; provided that:

(i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”;

(ii)  Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”; and

(iii) it shall not be a Hedging Disruption if such inability occurs solely due to the deterioration of the creditworthiness of the Hedging Party.

Increased Cost of Hedging:	Applicable solely with respect to a “Change in Law” described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions as set forth in the last sentence opposite the caption “Change in Law” above.

Hedging Party:	For all applicable Additional Disruption Events, Dealer. Following any adjustment or calculation by the Hedging Party hereunder, the Hedging Party agrees that it will promptly (but in any event within five (5) Exchange Business Days), upon written notice from Counterparty, provide a statement displaying in reasonable detail the basis for such adjustment or calculation, as the case may be (including any quotations, market data or information from internal or external sources used in making such adjustment or calculation, it being understood that the Hedging Party shall not be required to disclose any confidential information or proprietary models used by it in connection with such adjustment or calculation, as the case may be).

Determining Party:	For all applicable Extraordinary Events, Dealer. All calculations and determinations by the Determining Party shall be made in good faith and in a commercially reasonable manner. The Determining Party will promptly (but in any event within five (5) Exchange Business Days), upon written notice from Counterparty, provide a statement (which may be by email) displaying in reasonable detail the basis for such determination or calculation, as the case may be (including any quotations, market data or information from internal or external sources used in making such determination or calculation, it being understood that the Determining Party shall not be required to disclose any confidential information or proprietary models used by it in connection with such determination or calculation, as the case may be).

Non-Reliance:	Applicable

Agreements and Acknowledgments
Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Hedging Adjustment:	For the avoidance of doubt, whenever Hedging Party, Determining Party or the Calculation Agent makes an adjustment, calculation or determination permitted or required to be made pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of any event (other than an adjustment, calculation or determination made by reference to the Indenture), the Calculation Agent, Determining Party or Hedging Party, as the case may be, shall make such adjustment, calculation or determination in a commercially reasonable manner and by reference to the effect of such event on Dealer assuming that Dealer maintains a commercially reasonable hedge position.

4.	Calculation Agent. Dealer; provided that all calculations and determinations by the Calculation Agent (other than calculations or determinations made by reference to the Indenture, without discretion on the part of the Calculation Agent) shall be made in good faith and in a commercially reasonable manner and assuming for such purposes that Dealer is maintaining, establishing and/or unwinding, as applicable, a commercially reasonable hedge position; provided further that if an Event of Default of the type described in Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party occurs, Counterparty shall have the right to appoint a successor calculation agent which shall be a nationally recognized third-party dealer in over-the-counter corporate equity derivatives. The Calculation Agent agrees that it will promptly (but in any event within five (5) Exchange Business Days), upon written notice from Counterparty, provide a statement (which may be by email) displaying in reasonable detail the basis for such determination, adjustment or calculation, as the case may be (including any quotations, market data or information from internal or external sources used in making such determination, adjustment or calculation, it being understood that the Calculation Agent shall not be required to disclose any confidential information or proprietary models used by it in connection with such determination, adjustment or calculation, as the case may be).

5.	Account Details.

(a)	Account for payments to Counterparty:

To be provided by Counterparty.

Account for delivery of Shares to Counterparty:

To be provided by Counterparty.

(b)	Account for payments to Dealer:

[Bank:]	[_________][41]

[SWIFT:]	[_________]

[Bank Routing:]	[_________]

[Acct Name:]	[_________]

[Acct No.:]	[_________]

Account for delivery of Shares from Dealer:

[__________]

6.	Offices.

(a)	The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

(b)	The Office of Dealer for the Transaction is: [____________][Inapplicable; Dealer is not a Multibranch Party.]

7.	Notices.

(a)	Address for notices or communications to Counterparty:

[__]

(b)	Address for notices or communications to Dealer:

[____________]42

Attention:	[____________]

Telephone:	[____________]

Email:	[____________]

[With a copy to:

[____________]

Attention:	[____________]

Telephone:	[____________]

Email:	[____________]]

[41]	Insert Dealer’s account information.
[42]	Insert Dealer’s notice contact information.

8.	Representations and Warranties of Counterparty and Parent.

In addition to the representations and warranties in the Agreement, each of Counterparty and Parent hereby further represents and warrants to Dealer on the date hereof and on and as of the Premium Payment Date that:

(a)

Each of Counterparty and Parent has all necessary corporate power and authority to execute, deliver and perform its respective obligations in respect of the Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on each of Counterparty’s and Parent’s part; and this Confirmation has been duly and validly executed and delivered by each of Counterparty and Parent and constitutes its valid and binding obligation, enforceable against each of Counterparty and Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)

Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of each of Counterparty and Parent hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty or Parent, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Parent, Counterparty or any of their respective subsidiaries is a party or by which Parent, Counterparty or any of their respective subsidiaries is bound or to which Parent, Counterparty or any of their respective subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(c)

To its knowledge, no consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by it of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act or state securities laws.

(d)

Each of Counterparty and Parent is not and, after consummation of the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(e)

Each of Counterparty and Parent is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act).

(f)	Each of it and its affiliates is not, on the date hereof, in possession of any material non-public information with respect to Issuer or the Shares.

(g)

No state or local (including any non-U.S. jurisdiction’s) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares; provided that Counterparty makes no representation or warranty regarding any such requirement that is applicable generally to the ownership of equity securities by Dealer or any of its affiliates solely as a result of it or any of such affiliate being financial institutions or broker-dealers.

(h)

Each of Counterparty and Parent (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50 million.

(i)	The assets of each of Counterparty and Parent do not constitute “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 under the Employee Retirement Income Security Act of 1974, as amended.

(j)

In respect of each of Counterparty and Parent on and immediately after the Trade Date and the Premium Payment Date, (A) the value of the total assets of such entity is greater than the sum of such entity’s total liabilities (including contingent liabilities) and its capital (as such terms are defined in Section 154 and Section 244 of the General Corporation Law of the State of Delaware), (B) the capital of such entity is adequate to conduct the business of such entity, and such entity’s entry into the Transaction will not impair its capital, (C) such entity has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature, (D) such entity will be able to continue as a going concern; (E) such entity is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and (F) such entity would be able to purchase the number of Shares with respect to the Transaction in compliance with the laws of the jurisdiction of such entity’s incorporation (including the adequate surplus and capital requirements of Sections 154 and 160 of the General Corporation Law of the State of Delaware).

(k)	[Reserved].

(l)

[It has received, read and understands the OTC Options Risk Disclosure Statement and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.][43]

9.	Other Provisions.

(a)

Opinions. Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Premium Payment Date, with respect to the matters set forth in Sections 8(a) through (d) with respect to Counterparty and Parent of this Confirmation (it being understood that such opinions of counsel shall be limited to the federal laws of the United States, the laws of the State of New York and the General Corporate Law of the State of Delaware, and may contain customary assumptions, limitations, exceptions and qualifications). Delivery of such opinion to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

(b)

Repurchase Notices. Counterparty shall, no later than one Exchange Business Day following the day on which Counterparty and/or Parent effects any repurchase of Shares, give Dealer a written notice (which, for the avoidance of doubt may be by email) of such repurchase (a “Repurchase Notice”) if following such repurchase, the number of outstanding Shares as determined on such day is (i) less than [__][44] million (in the case of the first such notice) or (ii) thereafter more than [__][45] million less than the number of Shares included in the immediately preceding Repurchase Notice; provided that, with respect to any repurchase of Shares pursuant to a plan under Rule 10b5-1 under the Exchange Act (as defined below), Counterparty may elect to satisfy such requirement by

[43]	Include for applicable Dealers.
[44]

Insert the number of Shares outstanding that would cause Dealer’s current position in the Shares underlying the Transaction (including the number of Shares underlying any additional transaction if the greenshoe is exercised in full, and any Shares under pre-existing call option transactions with Counterparty) to increase by 0.5%. To be based on Dealer with highest Applicable Percentage.

[45]

Insert the number of Shares that, if repurchased, would cause Dealer’s current position in the Shares underlying the Transaction (including the number of Shares underlying any additional transaction if the greenshoe is exercised in full, and any Shares under pre-existing call option transactions with Counterparty) to increase by a further 0.5% from the threshold for the first Repurchase Notice. To be based on Dealer with highest Applicable Percentage.

promptly giving Dealer written notice of entry into such plan, the maximum number of Shares that may be purchased thereunder and the approximate dates or periods during which such repurchases may occur (with such maximum number of Shares deemed repurchased on the date of such notice for purposes of this Section 9(b)). Counterparty and Parent agree, on a joint and several basis, to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all commercially reasonable losses (including losses relating to Dealer’s commercially reasonable hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and reasonable and documented out-of-pocket expenses (including reasonable external attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the reasonable fees and expenses of such counsel related to such proceeding. Counterparty and Parent shall be relieved from liability to the extent that any Indemnified Person fails to promptly notify Counterparty and Parent of any action commenced against it in respect of which indemnity may be sought hereunder to the extent Counterparty and/or Parent are materially prejudiced as a result thereof; provided that any such notice given within 5 days of such Indemnified Person becoming aware of such action shall be deemed to constitute prompt notice for purposes of this sentence. Counterparty and Parent shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without their written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty and Parent jointly and severally agree to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty and Parent shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any commercially reasonable losses, claims, damages or liabilities referred to therein, then Counterparty and Parent hereunder, in lieu of indemnifying such Indemnified Person thereunder, agree to jointly and severally contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (b) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)

Regulation M. Neither Counterparty nor Parent is on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any securities of Parent, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Neither Counterparty nor Parent shall, until the second Scheduled Trading Day immediately following the Trade Date, engage in any such distribution.

(d)

No Manipulation. Neither Counterparty nor Parent is entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e)	Transfer or Assignment.

(i)

Counterparty shall have the right to transfer or assign its rights and obligations hereunder with respect to all, but not less than all, of the Options hereunder (such Options, the “Transfer Options”); provided that such transfer or assignment shall be subject to reasonable conditions that Dealer may impose, including but not limited to the following conditions:

(A)

With respect to any Transfer Options, Counterparty and Parent shall not be released from their respective notice and indemnification obligations pursuant to Section 9(b) or any obligations under Section 9(n) or 9(s) of this Confirmation;

(B)	Any Transfer Options shall only be transferred or assigned to a third party that is a United States person (as defined in the Internal Revenue Code of 1986, as amended (the “Code”));

(C)

Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty, as are requested and reasonably satisfactory to Dealer;

(D)

Dealer will not, as a result of such transfer and assignment, be required to pay the transferee or assignee on any payment date or delivery date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay or deliver to Counterparty in the absence of such transfer and assignment;

(E)

Dealer will not, as a result of such transfer or assignment, receive from the transferee or assignee on any payment date (after accounting for amounts paid by the transferee or assignee under Section 2(d)(i)(4) of the Agreement as well as any withholding or deduction of Tax from the payment) an amount less than it would have been entitled to receive from Counterparty in the absence of such transfer or assignment;

(F)	An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;

(G)

Without limiting the generality of clause (B), the transferee or assignee shall make such Payee Tax Representations and provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and

(H)	Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.

(ii)

Dealer may transfer or assign all or any part of its rights or obligations under the Transaction (A) without Counterparty’s or Parent’s consent (but with prompt subsequent (but in no event more than two Exchange Business Days) written notice to Counterparty) to any affiliate or branch of Dealer (1) that has a long-term issuer rating that is equal to or better than Dealer’s credit rating at the time of such transfer or assignment, or (2) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer or Dealer’s ultimate parent generally for similar transactions, by Dealer or Dealer’s ultimate parent, as applicable (provided that in connection with any assignment or transfer pursuant to clause (A)(2) hereof, the guarantee of any guarantor of the relevant transferee’s obligations under the Transaction shall constitute a Credit Support Document under the Agreement), or (B) with Counterparty’s consent (such consent not to be unreasonably withheld or delayed), to any other third party financial institution that is a recognized dealer in the market for U.S. corporate equity derivatives and that has a long-term issuer rating equal to or better than the lesser of (1) the credit rating of Dealer at the time of the transfer or assignment and (2) A- by Standard and Poor’s Financial Services LLC or its successor (“S&P”), or A3 by Moody’s Investor Service, Inc. or its successor (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer; provided that, in the case of any transfer or assignment described in clause (A) or (B) above, (I) such a transfer or assignment shall not occur unless an Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment; and (II) at the time of such transfer or assignment the transfer or assignment does not result in a deemed exchange by Counterparty within the meaning of Section 1001 of the Code. In addition, (A) the transferee or assignee shall agree that following such transfer or assignment, Counterparty will not (x) receive from the transferee or assignee on any payment date or delivery date (after accounting for amounts paid by the transferee or assignee under Section 2(d)(i)(4) of the Agreement as well as any withholding or deduction of Tax from the payment or delivery) an amount or a number of Shares, as applicable, lower than the amount or the number of Shares, as applicable, that Counterparty would have been entitled to receive from Dealer in the absence of such transfer or assignment or (y) be required to pay such assignee or transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Counterparty would have been required to pay to Dealer in the absence of such transfer or assignment and (B) the transferee or assignee shall make such Payee Tax Representations and shall provide such tax documentation as may be reasonably requested by Counterparty including in order to permit Counterparty to make any necessary determinations pursuant to clause (A) of this sentence and to determine that the statement in clause (II) of the proviso that precedes (A) is correct. If at any time at which (A) the Section 16 Percentage exceeds 8.5%, (B) the Option Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of Options to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists (after giving effect to such transfer or assignment and any resulting change in Dealer’s commercially reasonable Hedge Positions), then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists (after giving effect to such transfer or assignment and any resulting change in Dealer’s commercially reasonable Hedge Positions). In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Options underlying the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 9(l) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party). The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Dealer is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day. The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Options and the Option Entitlement and (2) the aggregate number of Shares underlying any other call option transaction sold by Dealer to Counterparty, and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty or Parent that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations (except for any filing requirements on Form 13F, Schedule 13D or Schedule 13G under the Exchange Act, in each case, as in effect on the Trade Date) or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.

(iii)

Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Dealer may designate any of its affiliates (each, a “Dealer Designated Affiliate”) to purchase, sell, receive or deliver such Shares or other securities, or to make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations; provided, that such Dealer Designated Affiliate shall comply with the provisions of the Transaction in the same manner as Dealer would have been required to comply. For the avoidance of doubt, the representations and covenants with respect to Section 9(aa)(i) and 9(aa)(ii) shall remain unaffected by such designation. Dealer shall be discharged of its obligations to Counterparty solely to the extent of any such performance.

(f)

Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s commercially reasonable hedging activities hereunder, Dealer reasonably determines, based on the advice of counsel, that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on any Settlement Date for the Transaction, Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) as follows:

(i)

in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (the first of which will be such Nominal Settlement Date and the last of which will be no later than the twentieth (20th) Exchange Business Day following such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date;

(ii)

the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date; and

(iii)

if the Net Share Settlement terms or the Combination Settlement terms set forth above were to apply on the Nominal Settlement Date, then the Net Share Settlement terms or the Combination Settlement terms, as the case may be, will apply on each Staggered Settlement Date, except that the Shares otherwise deliverable on such Nominal Settlement Date will be allocated among such Staggered Settlement Dates as specified by Dealer in the notice referred to in clause (i) above.

(g)	[Insert any relevant agency provisions][Reserved].

(h)

[Conduct Rules. Each party acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.][Reserved.][46]

(i)	Additional Termination Events.

(i)

Notwithstanding anything to the contrary in this Confirmation, upon any Early Exchange in respect of which a “Notice of Exchange” (as such term is defined in the Indenture) that is effective as to Counterparty has been delivered by the relevant exchanging “Holder” (as such term is defined in the Indenture):

(A)

Counterparty shall, within ten Scheduled Trading Days of the Exchange Date for such Early Exchange, provide written notice (an “Early Exchange Notice”) to Dealer specifying the number of Exchangeable Notes surrendered for exchange on such Exchange Date (such Exchangeable Notes, the “Affected Exchangeable Notes”), and the giving of such Early Exchange Notice shall constitute an Additional Termination Event as provided in this clause (i); provided that each of Counterparty and Parent acknowledges its responsibilities under applicable federal securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act and the rules and regulations thereunder, in respect of the delivery of any Early Exchange Notice;

(B)

upon receipt of any such Early Exchange Notice, Dealer shall designate an Exchange Business Day as an Early Termination Date (which Exchange Business Day shall be no earlier than one Scheduled Valid Day following the Exchange Date for such Early Exchange) with respect to the portion of the Transaction corresponding to a number of Options (the “Affected Number of Options”) equal to the lesser of (x) the number of Affected Exchangeable Notes [minus the “Affected Number of Options” (as defined in the Base Call Option Confirmation), if any, that relate to such Affected Exchangeable Notes][47] and (y) the Number of Options as of the Exchange Date for such Early Exchange;

(C)

any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (x) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the Affected Number of Options, (y) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (z) the terminated portion of the Transaction were the sole Affected Transaction; provided that the amount payable with respect to such termination shall not be greater than (1) the Applicable Percentage, multiplied by

[46]	Include for applicable Dealers.
[47]	Include in Additional Call Option Confirmation only.

(2) the Affected Number of Options, multiplied by (3) (x) the sum of (i) the amount of cash paid to the “Holder” (as such term is defined in the Indenture) of an Affected Exchangeable Note upon exchange of such Affected Exchangeable Note and (ii) the number of Shares delivered (if any) to the “Holder” (as such term is defined in the Indenture) of an Affected Exchangeable Note upon exchange of such Affected Exchangeable Note, multiplied by the Applicable Limit Price on the settlement date for the exchange of such Affected Exchangeable Note, minus (y) the Synthetic Instrument Adjusted Issue Price determined by the Calculation Agent in a commercially reasonable manner based on the date of settlement of the exchange of such Affected Exchangeable Notes (the “Exchange Settlement Date”). “Synthetic Instrument Adjusted Issue Price” shall mean the amount determined by the Calculation Agent by reference to the table set forth below (the “Synthetic Instrument AIP Table”).[48] If the relevant Exchange Settlement Date is not listed in the Synthetic Instrument AIP Table, the amount in the preceding sentence shall be determined by the Calculation Agent by reference to the Synthetic Instrument AIP Table, using a linear interpolation between the lower and higher Synthetic Instrument Adjusted Issue Prices for the Exchange Settlement Dates immediately preceding and immediately following the relevant Exchange Settlement Date;

Exchange Settlement Date	Synthetic Instrument Adjusted Issue Price per Exchangeable Note
[__]	USD [_______]
[__]	USD [_______]
[__]	USD [_______]
[__]	USD [_______]
[__]	USD [_______]
[__]	USD [_______]
[__]	USD [_______]
[__]	USD [_______]
[__]	USD [_______]
[__]	USD [_______]
[__]	USD 1,000.00

(D)

for the avoidance of doubt, in determining the amount payable in respect of such Affected Transaction pursuant to Section 6 of the Agreement, the Calculation Agent shall assume that (x) the relevant Early Exchange and any exchanges, adjustments, agreements, payments, deliveries or acquisitions by or on behalf of Counterparty leading thereto had not occurred, (y) no adjustments to the Exchange Rate have occurred pursuant to any Excluded Provision and (z) the corresponding Exchangeable Notes remain outstanding as if the circumstances related to such Early Exchange had not occurred; and

(E)	the Transaction shall remain in full force and effect, except that, as of the Exchange Date for such Early Exchange, the Number of Options shall be reduced by the Affected Number of Options.

[48]

Table to be filled out by calculating the synthetic adjusted issue price of an Exchangeable Note after giving effect to the integration pursuant to Section 1.1275-6 of the United States Treasury Regulations of the Transaction (and other call option transactions with respect to such Exchangeable Note entered into by the Counterparty) and the Exchangeable Note.

(ii)

Notwithstanding anything to the contrary in this Confirmation if an event of default with respect to Counterparty occurs under the terms of the Exchangeable Notes as set forth in Section [6.01][49] of the Indenture, which event of default has resulted in the Exchangeable Notes becoming due and payable under the terms thereof, then such event of default shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

(iii)	[Reserved].

(iv)

Within ten Scheduled Trading Days following any Repayment Event (as defined below), Counterparty (x) in the case of a Repayment Event resulting from the redemption of any Exchangeable Notes by Counterparty or from the repurchase of any Exchangeable Notes by Counterparty upon the occurrence of a “Fundamental Change” (as defined in the Indenture), shall notify Dealer in writing of such Repayment Event and (y) in the case of a Repayment Event not described in clause (x) above, may notify Dealer of such Repayment Event, in each case, including the number of Exchangeable Notes subject to such Repayment Event (any such notice, a “Repayment Notice”); provided that no such Repayment Notice described in clause (y) above shall be effective unless it contains the representation by Counterparty and Parent set forth in Section 8(f) hereunder as of the date of such Repayment Notice. Counterparty and Parent each acknowledge their responsibilities under applicable federal securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act and the rules and regulations thereunder, in respect of the delivery of any such Repayment Notice [; provided further that any “Repayment Notice” delivered to Dealer pursuant to the Base Call Option Confirmation shall be deemed to be a Repayment Notice pursuant to this Confirmation and the terms of such Repayment Notice shall apply, mutatis mutandis, to this Confirmation][50]. Notwithstanding anything to the contrary in this Confirmation, the receipt by Dealer from Counterparty of any Repayment Notice shall constitute an Additional Termination Event as provided in this Section 9(i)(iv). Upon receipt of any such Repayment Notice, Dealer shall promptly designate an Exchange Business Day following receipt of such Repayment Notice (which in no event shall be earlier than the related settlement date for the relevant Repayment Event) as an Early Termination Date with respect to the portion of the Transaction corresponding to a number of Options (the “Repayment Options”) equal to the lesser of (A) the number of such Exchangeable Notes specified in such Repayment Notice [minus the number of Repayment Options (as defined in the Base Call Option Confirmation), if any, that relate to such Exchangeable Notes (and for purposes of determining whether any Options under this Confirmation or under the Base Call Option Confirmation will be among the Repayment Options hereunder or under, and as defined in, the Base Call Option Confirmation, the Exchangeable Notes specified in such Repayment Notice shall be allocated first to the Base Call Option Confirmation until all Options thereunder are exercised or terminated)][51] and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Repayment Options. Any payment hereunder with respect to such termination (the “Repayment Unwind Payment”) shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Repayment Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event, (3) the terminated portion of the Transaction were the sole Affected Transaction, (4) the relevant Repayment Event and any exchanges, adjustments, agreements, payments, deliveries or acquisitions by or on behalf of Counterparty leading thereto had not occurred, (5) no adjustments to the Exchange Rate

[49]	Include cross-reference to the Indenture section containing events of default.
[50]	Include for additional capped call.
[51]	Include for additional capped call

have occurred pursuant to any Excluded Provision and (6) the corresponding Exchangeable Notes remain outstanding as if the circumstances related to such Repayment Event had not occurred; provided that, in the event of a Repayment Event pursuant to [Article 15] [52] of the Indenture or [Article 16][53] of the Indenture, the Repayment Unwind Payment shall not be greater than (x) the number of Repayment Options multiplied by (y) the product of (A) the Applicable Percentage and (B) the excess of (I) the amount paid by the Counterparty per Exchangeable Note pursuant to the relevant sections of the Indenture over (II) the Synthetic Instrument Adjusted Issue Price determined by the Calculation Agent in a commercially reasonable manner based on the date of payment of the amount due by Counterparty to “Holders” (as defined in the Indenture) of the relevant Exchangeable Notes pursuant to the relevant section of the Indenture (the “Repayment Date”). If the relevant Repayment Date is not listed in the Synthetic Instrument AIP Table, the amount in the preceding sentence shall be determined by the Calculation Agent by reference to the Synthetic Instrument AIP Table, using a linear interpolation between the lower and higher Synthetic Instrument Adjusted Issue Prices for the Repayment Dates immediately preceding and immediately following the relevant Repayment Date. “Repayment Event” means that (i) any Exchangeable Notes are repurchased (whether pursuant to [Article 15] [54] of the Indenture or [Article 16] [55] of the Indenture or otherwise) by Counterparty or any of its subsidiaries (including in connection with, or as a result of, a “Fundamental Change” (as defined in the Indenture), a redemption, a tender offer, exchange offer or similar transaction or for any other reason), (ii) any Exchangeable Notes are delivered to Counterparty in exchange for delivery of any property or assets of Counterparty or any of its subsidiaries (howsoever described), (iii) any principal of any of the Exchangeable Notes is repaid in full prior to the final maturity date of the Exchangeable Notes (other than upon acceleration of the Exchangeable Notes pursuant to Section [6.02] of the Indenture), or (iv) any Exchangeable Notes are exchanged by or for the benefit of the “Holders” (as such term is defined in the Indenture) thereof for any other securities of Counterparty or any of its affiliates (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction. For the avoidance of doubt, any exchange of Exchangeable Notes (whether into cash, Shares, a combination of cash and Shares or any “Reference Property” (as defined in the Indenture)) pursuant to the terms of the Indenture shall not constitute a Repayment Event. Counterparty acknowledges and agrees that if an Additional Termination Event has occurred under this Section 9(i)(iv), then any related Exchangeable Notes subject to a Repayment Event will be deemed to be cancelled and disregarded and no longer outstanding for all purposes hereunder.

(j)	Amendments to Equity Definitions; Agreement.

(i)

Section 11.2(e)(vii) of the Equity Definitions is hereby replaced in its entirety with the words “any other corporate event involving the Issuer that has a material effect on the theoretical value of the Shares or the Options; provided that such event is not based on (a) an observable market, other than the market for the Issuer’s own stock or (b) an observable index, other than an index calculated and measured solely by reference to Issuer’s own operations.”

(ii)

Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) inserting “(1)” immediately following the word “means” in the first line thereof and (2) inserting immediately prior to the semi-colon at the end of subsection (B) thereof the following words: “or (2) the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer”.

[52]	Include cross-reference to the Indenture Article governing fundamental change repurchase.
[53]	Include cross-reference to the Indenture Article governing redemptions.
[54]	Include cross-reference to the Indenture Article governing fundamental change repurchase.
[55]	Include cross-reference to the Indenture Article governing redemptions.

(iii)

Section 12.9(b)(i) of the Equity Definitions is hereby amended by replacing “either party may elect” with “Dealer may elect” or, if Counterparty represents to Dealer in writing at the time of such election that (i) it is not aware of any material nonpublic information with respect to Counterparty or the Shares and (ii) it is not making such election as part of a plan or scheme to evade compliance with the U.S. federal securities laws, Counterparty may elect”.

(iv)

Section 12.9(b)(vi) of the Equity Definitions is hereby amended by replacing subsection (C) with: “if each of Counterparty and Issuer represents to Dealer in writing at the time of such election that (i) it is not aware of any material nonpublic information with respect to Issuer or the Shares and (ii) it is not making such election as part of a plan or scheme to evade compliance with the U.S. federal securities laws, elect to terminate the Transaction as of that second Scheduled Trading Day”.

(v)

Section 12(a) of the Agreement is hereby amended by (1) deleting the phrase “or email” in the third line thereof and (2) deleting the phrase “or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day” in the final clause thereof.

(k)

No Setoff. Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(l)

Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (b) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to holders of Shares consists solely of cash, (ii) an Announcement Event, Merger Event or Tender Offer that is within Counterparty’s control, or (iii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Counterparty’s control), and if Dealer would owe any amount to Counterparty pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Obligation”), then Dealer shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below), unless (a) Counterparty gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the date of the Announcement Event, Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (b) Counterparty and Parent each remakes the representation set forth in Section 8(f) as of the date of such election and (c) Dealer agrees, in its commercially reasonable discretion, to such election, in which case the provisions of Section 12.7 or Section 12.9 of the Equity Definitions, or the provisions of Section 6(d)(ii) of the Agreement, as the case may be, shall apply.

Share Termination Alternative:	If applicable, Dealer shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the relevant Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable, in satisfaction of such Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation. For the avoidance of doubt, the parties agree that in determining the Share Termination Delivery Unit Price the Calculation Agent may consider the purchase price paid in connection with the purchase of Share Termination Delivery Property.

Share Termination Delivery Unit:	One Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of such Exchange Property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event, as determined by the Calculation Agent.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 (as modified above) of the Equity Definitions and the provisions set forth opposite the caption “Representation and Agreement” in Section 2 will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to the Transaction means that Share Termination Alternative is applicable to the Transaction.

(m)

Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(n)

Registration. Counterparty and Parent hereby agrees that if, in the good faith reasonable judgment of Dealer, based on advice of counsel, the Shares (other than any such Shares that were, at the time of acquisition by Dealer, “restricted securities” (as defined in Rule 144 under the Securities Act)) (“Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by Dealer without registration under the Securities Act, Counterparty and Parent shall, at their election, either (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act and enter into an agreement, in form and substance reasonably satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered secondary offering by an issuer of comparable size in the same or in a similar industry; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty and Parent, (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities by an issuer of comparable size in the same or in a similar industry, all consistent with such customary market practice and in form and substance reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its commercially reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement), or (iii) purchase the Hedge Shares from Dealer at the then-current market price on such Exchange Business Days, and in the amounts and at such time(s), requested by Dealer.

(o)

Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(p)

Right to Extend. Dealer may postpone or add, in whole or in part, any Valid Day or Valid Days during the Settlement Averaging Period or any other date of valuation, payment or delivery by Dealer, with respect to some or all of the Options hereunder, if Dealer reasonably determines, in its commercially reasonable judgment (in the case of clause (i) below) or based on the advice of counsel (in the case of clause (ii) below), that such action is reasonably necessary or appropriate (i) to preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions (but only if there is a material decrease in liquidity relative to Dealer’s expectations on the Trade Date) or (ii) to enable Dealer to effect transactions with respect to Shares in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Parent or an affiliated purchaser of Parent, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer; provided that such policies and procedures have been adopted by Dealer in good faith and are generally applicable in similar situations and applied in a non-discriminatory manner; provided, further that no such Valid Day or any other date of valuation, payment or delivery may be postponed or added more than 45Valid Days after the original Valid Day or any other date of valuation, payment or delivery, as the case may be.

(q)

Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Counterparty with respect to the Transaction that are senior to the claims of common stockholders of Counterparty in any United States bankruptcy proceedings of Counterparty or Parent; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty or Parent of their respective obligations and agreements with respect to the Transaction; provided, further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(r)

Securities Contract; Swap Agreement. The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(s)	Notice of Certain Other Events. Counterparty covenants and agrees that:

(i)

Promptly as reasonably practicable following the public announcement of the results of any election by the holders of Shares with respect to the consideration due upon consummation of any Merger Event, Counterparty shall give Dealer, or shall cause Parent to give Dealer, written notice of the weighted average of the types and amounts of consideration received by holders of Shares upon consummation of such Merger Event (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such Merger Event is consummated; and

(ii)

(A) Counterparty shall give Dealer commercially reasonable advance (but in no event less than one Exchange Business Day prior to the relevant Adjustment Notice Deadline) written notice of the section or sections of the Indenture and, if applicable, the formula therein, pursuant to which any adjustment will be made to the Exchangeable Notes in connection with any Potential Adjustment Event (other than a Potential Adjustment in respect of the Dilution Adjustment Provision set forth in Section [14.04(b)] or Section [14.04(d)] of the Indenture) or Merger Event and (B) promptly following any such adjustment (including any Potential Adjustment in respect of the Dilution Adjustment Provision set forth in Section [14.04(b)] or Section [14.04(d)] of the Indenture), Counterparty shall give Dealer written notice of the details of such adjustment. The “Adjustment Notice Deadline” means (i) for any Potential Adjustment in respect of the Dilution Adjustment Provision set forth in Section [14.04(a)] of the Indenture, the relevant “Ex-Dividend Date” (as such term is defined in the Indenture) or “effective date” (as such term is used in such provision of the Indenture), as the case may be, (ii) for any Potential Adjustment in respect of the Dilution Adjustment Provision in the first formula set forth in Section [14.04(c)] of the Indenture, the first “Trading Day” (as such term is defined in the Indenture) of the period referred to in the definition of “SP” in such formula, (iii) for any Potential Adjustment in respect of the Dilution Adjustment Provision in the second formula set forth in Section [14.04(c)] of the Indenture, the first “Trading Day” (as such term is defined in the Indenture) of the “Valuation Period” (as such term is defined in the Indenture), (iv) for any Potential Adjustment in respect of the Dilution Adjustment Provision set forth in Section [14.04(e)] of the Indenture, the first “Trading Day” (as such term is defined in the Indenture) of the period referred to in the definition of “SP1’” in the formula in such Section, and (v) for any Merger Event, the effective date of such Merger Event (or, if earlier, the first day of any valuation or similar period in respect of such Merger Event).

(t)

Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

(u)

Agreements and Acknowledgments Regarding Hedging. Each of Counterparty and Parent understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Relevant Prices; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Relevant Prices, each in a manner that may be adverse to Counterparty.

(v)

Early Unwind. In the event the sale of the [“Firm Securities”][56][“Option Securities”][57] (as defined in the Purchase Agreement (the “Purchase Agreement”) dated as of [__], 2026, between Counterparty, the guarantors party thereto and Wells Fargo Securities, LLC, as representative of the Initial Purchasers party thereto (the “Initial Purchasers”)) is not consummated with the Initial Purchasers for any reason, or Counterparty fails to deliver to Dealer opinions of counsel as required pursuant to Section 9(a), in each case by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer, Parent and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Each of Dealer, Parent and Counterparty represents and acknowledges to the other that upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(w)

Payment by Counterparty. In the event that, following payment of the Premium, (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement, or (ii) Counterparty owes to Dealer, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(x)

Other Adjustments Pursuant to the Equity Definitions. Notwithstanding anything to the contrary in this Confirmation, solely for the purpose of adjusting the Cap Price, the terms “Potential Adjustment Event,” “Merger Event,” and “Tender Offer” shall each have the meanings assigned to such term in the Equity Definitions (as amended by Section 9(j)(i) or, if applicable, by the definition of “Announcement Event”, and provided that for purposes of the foregoing (1) Section 12.1(d) of the Equity Definitions shall be amended by (x) replacing “10%” with “25%” in the third line thereof and (y) replacing the words “voting shares of the Issuer” in the fourth line thereof with the word “Shares” and (2) Section 12.1(e) of the Equity Definitions is hereby amended by replacing the words “voting shares” in the first line thereof with the word “Shares”), and upon the occurrence of a Merger Date, the occurrence of a Tender Offer Date, or declaration by Counterparty or Issuer of the terms of any Potential Adjustment Event, respectively, as such terms are defined in the Equity Definitions,

[56]	Insert for Base Call Option Confirmation.
[57]	Insert for Additional Call Option Confirmation.

the Calculation Agent shall determine whether such occurrence or declaration, as applicable, has had a material economic effect on the Transaction (including, among other terms, the Strike Price and Cap Price) and, if so, shall adjust the Cap Price as the Calculation Agent determines appropriate to account for the economic effect on the Transaction of such occurrence or declaration, as applicable; provided that in no event shall the Cap Price be less than the Strike Price. Solely for purposes of a Potential Adjustment Event under this Section 9(x), (i) “Extraordinary Dividend” means any cash dividend on the Shares other than a regular, quarterly cash dividend in an amount equal to the Regular Dividend, (ii) the parties agree that (x) open market Share repurchases at prevailing market prices and (y) Share repurchases through a dealer pursuant to accelerated share repurchases, forward contracts or similar transactions that are entered into at prevailing market prices and in accordance with customary market terms for transactions of such type to repurchase the Shares shall not be considered Potential Adjustment Events, in each case, to the extent that, after giving effect to such transactions, the aggregate number of Shares repurchased during the term of the Transaction pursuant to all transactions described in this sub-clause would not exceed 20% of the greater of (a) the number of Shares outstanding as of the Trade Date and (b) the number of Shares outstanding as of the end of the Issuer’s most recently completed fiscal quarter, as determined by the Calculation Agent in a commercially reasonable manner and (iii) in the case of Sections 11.2(e)(i), (ii)(A) and (iv) of the Equity Definitions, no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares but, for the avoidance of doubt, solely in the case of Sections 11.2(e)(ii)(B) through (D), (iii), (v), (vi) and (vii) of the Equity Definitions, adjustments shall be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares.

(y)

Dividends. If at any time during the period from and including the Effective Date, to but excluding the Expiration Date, (i) an ex-dividend date for a regular quarterly cash dividend occurs with respect to the Shares (an “Ex-Dividend Date”), and that dividend is less than the Regular Dividend on a per Share basis, or (ii) no Ex-Dividend Date for a regular quarterly cash dividend occurs with respect to the Shares in any quarterly dividend period of Parent, then the Calculation Agent will adjust the Cap Price to account for the economic effect on the Transaction of such dividend or lack thereof. “Regular Dividend” shall mean USD 0.275 per Share per quarter. Upon any adjustment to the “Dividend Threshold” (as defined in the Indenture) for the Exchangeable Notes pursuant to the Indenture, the Calculation Agent will make a corresponding adjustment to the Regular Dividend for the Transaction.

(z)	[Insert preferred form of U.S. QFC Stay Rule language for each Dealer, if applicable.]

(aa)	Tax Matters.

(i)	Payee Tax Representations. For the purpose of Section 3(f) of the Agreement, the parties make the following representations, as applicable:

(A)

PBF Holding Company LLC is a disregarded entity for U.S. federal income tax purposes and its sole regarded owner is PBF Energy Company LLC, a United States person within the meaning of section 7701(a)(30) of the Code, taxable as a partnership for U.S. federal income tax purposes.

(B)

PBF Finance Corporation is a corporation for U.S. federal income tax purposes and is created or organized in the United States or under the laws of the United States. It is “exempt” within the meaning of Treasury Regulation section 1.6049-4(c) from information reporting on U.S. Internal Revenue Service Form 1099 and backup withholding.

(C)	[__][58]

(ii)	Tax Forms. For the purpose of Section 4(a)(i) of the Agreement:

(A)

Each Counterparty shall provide Dealer with a valid and duly executed U.S. Internal Revenue Service Form W-9, or any successor thereto, (i) on or before the date of execution of this Confirmation, (ii) promptly upon reasonable demand by Dealer and (iii) promptly upon learning that any such tax form previously provided by Counterparty has become obsolete or incorrect.

(B)

[Dealer shall provide Counterparty with a valid and duly executed U.S. Internal Revenue Service Form [__], or any successor thereto, (i) on or before the date of execution of this Confirmation, (ii) promptly upon reasonable demand by Counterparty and (iii) promptly upon learning that any such tax form previously provided by Dealer has become obsolete or incorrect.][59]

(iii)

Foreign Account Tax Compliance Act. “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(iv)

Section 871(m) Protocol. Dealer and Counterparty hereby agree that this Agreement shall be treated as a Covered Master Agreement (as that term is defined in the 2015 Section 871(m) Protocol published by the International Swaps and Derivatives Association, Inc. on November 2, 2015, as may be amended or modified from time to time (the “2015 Section 871(m) Protocol”)) and this Agreement shall be deemed to have been amended in accordance with the modifications specified in the Attachment to the 2015 Section 871(m) Protocol. If there is any inconsistency between this provision and a provision in any other agreement executed between the parties, this provision shall prevail unless such other agreement expressly overrides the provisions of the 871(m) Protocol.

(bb)

Joint and Several Obligations. For the avoidance of doubt, each of PBF Holding Company LLC and PBF Finance Corporation acknowledges that each shall be jointly and severally liable for all agreements and obligations of Counterparty hereunder and in respect of the Transaction. Any references herein to “Counterparty” shall mean each of such individual entities, and the occurrence of any Early Termination Event, Event of Default, Potential Event of Default, Termination Event, or the failure of any obligation or agreement in relation to any of such individual entities shall mean the occurrence of such an event in relation to “Counterparty” for purposes of the Agreement.

(cc)	[Insert additional Dealer boilerplate, if applicable.]

[Signature Pages Follow.]

[58]	[NTD: Dealer to provide.]
[59]	[NTD: Dealer to provide.]

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to [Dealer].60

Very truly yours,

[Dealer]

By:
Name:
Title:

[60]	Include Dealer preferred signature page information, as applicable.

[Signature Page to [Base][Additional] Capped Call Confirmation]

Accepted and confirmed

as of the Trade Date:

PBF HOLDING COMPANY LLC

By:
Name:
Title:

PBF FINANCE CORPORATION

By:
Name:
Title:

For purposes of the representations made by Parent in Section 8 herein and the representations, covenants and other undertakings made by Parent in Sections 9(b), 9(c), 9(d), 9(n), 9(u) and 9(v) herein, confirmed and acknowledged as of the date first above written:

PBF ENERGY INC.

By:
Name:
Title:

[Signature Page to [Base][Additional] Capped Call Confirmation]